Exhibit 99.1

June 2, 2011

Mr. Geoffrey Raynor

301 Commerce Street

Suite 3200

Fort Worth, TX 76102

Dear Mr. Raynor,

On behalf of the directors of Cedar Fair, I would like to reply to your letter to us that was published as an advertisement in Tuesday’s Cleveland Plain Dealer and perhaps in other papers. The principal points in your letter concerned communication between Cedar Fair and your companies and we believe it is appropriate for us to set the record straight as well as to see if we can improve the communication.

Referring to our two newest board members, John Scott and Eric Affeldt, whom you proposed for the board, you stated that we “refused to allow these two board members…to meet with [Cedar Fair’s] largest unitholder”. I ask you to remember that in March of this year, following your request, you or your representative(s) met with John Scott. The company requested that either Eric Affeldt or I accompany John to that meeting, but when you insisted that it must be with John alone, we acceded to that demand.

More recently, you invited both Eric and John to accompany you to a Dallas Mavericks’ basketball playoff game. Initially, we had no objection to Eric and John accepting your invitation. However, shortly thereafter, based on new correspondence from Q Funding to the board, plus the ongoing generally contentious—and apparently deteriorating — relationship between Q Funding and the directors, the board determined that an informal, unstructured meeting would not be a good idea. Many directors were concerned that offhand comments made by the two directors could be taken out of context and used against them or the board or the company. Accordingly, Eric and John agreed to send their regrets for the basketball game.

Contrary to your implication that the board believes Eric Affeldt and John Scott are untrustworthy, we very much appreciate the value that these two new members have added to the board and the contributions they have made to Cedar Fair. These contributions include their support of our two refinancings, the reinstatement of the distribution to unitholders, and our long-term growth strategy. John also played a key role as a member of the search committee in helping us to identify and evaluate several highly qualified candidates for our CEO succession.

Finally, I also need to correct the record with respect to your comments about our CEO. In your letter on Tuesday and on prior occasions, you have mentioned that Mr. Kinzel did not remember that you were in attendance at a meeting he attended in your offices. Frankly, I think more ink has already been spilled on this matter than it’s worth. However, let us assure you, Mr. Raynor, that if you found Mr. Kinzel’s comment about your attendance to be in any way insulting or personally derogatory that was not Mr. Kinzel’s intent. In addition, with reference to the controversy between the company and its former COO, Jack Falfas, you have on more than one occasion publicly referred to the fact that the arbitration panel ruled against the company. We note of course that the ruling was not unanimous—it was 2-to-1, and the neutral panelist was the dissenting vote. As a frequent litigant, you undoubtedly know that the results of litigation can be unpredictable. When two parties to a conversation disagree on the substance, a court must pick one side over the other. That doesn’t necessarily mean the court is correct in their opinion—nor does it necessarily mean that the other party was untruthful. The company continues to believe the award of the arbitration panel was incorrect.

Today, we invited Scott McCarty, a representative of your company, to meet with the entire board immediately following the Special Meeting of Unitholders which you had requested. I am sorry Scott was unable or unwilling to meet with us. The Board of Directors will also be in town on July 7th for our Annual Meeting of Unitholders and I would personally like to invite you or your representative to meet with the board following the meeting to ensure that your questions and concerns are understood and, hopefully, addressed. We believe that such a meeting would be preferable to a meeting with one or two individuals.

I look forward to an opportunity to meet you personally in July.

Sincerely,

C. Thomas Harvie Chairman of the Board Cedar Fair, L.P.